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                                                                    EXHIBIT 10-1


                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made this 24th day of June 2000, between Florsheim Group, Inc. (hereinafter "the Company") and Mr. Thomas Polke (hereinafter "Polke").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company desires to employ Polke as its Chief Financial Officer and Executive Vice President, and Polke desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and Polke hereby agree as follows:

                  1. Employment. The Company hereby agrees to employ Polke, and Polke hereby agrees to serve, as Chief Financial Officer and Executive Vice President of the Company. Polke agrees to perform diligently and faithfully such services customary to such office as shall from time to time be reasonably assigned to him by the Company's Board of Directors and the Chief Executive Officer. Polke further agrees to use his reasonable best efforts to promote the interests of the Company and to devote substantially all of his full business time and energies to the business and affairs of the Company.

                  2. Term of Employment. The employment hereunder shall be for a term of eighteen (18) months commencing on the date hereof (the "Effective Date") and ending on the day immediately preceding the eighteen month anniversary of the Effective Date (the "Expiration Date"), unless terminated earlier pursuant to Paragraph 5 of this Agreement (the



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"Term of Employment"). Beginning on the first anniversary of the Effective Date and on each anniversary date thereafter (each, an "Anniversary Date"), the Term of Employment shall automatically be extended for twelve additional months unless such extension is objected to by either the Company or Polke in writing to the other party not less than ninety (90) days prior to an Anniversary Date.

                  3. Polke's Representations. Polke represents that he is not bound by any agreement that would prohibit Polke from entering into this Agreement or performing fully his duties hereunder. Polke further represents that the execution of this Agreement shall not constitute a breach of any other agreement to which Polke is a party. Polke shall indemnify and hold the Company harmless against all losses, damages, liabilities, causes of action (including reasonable attorneys' fees) resulting from Polke's breach of the representations set forth herein.

                  4. Compensation and Other Related Matters.

                     (a) Salary. As compensation for services rendered hereunder, Polke shall receive an annual base salary (the "Annual Base Salary") in the amount of not less than Two Hundred Twenty-Five Thousand dollars ($225,000.00), which salary shall be paid in accordance with the Company's then prevailing payroll practices. Polke's Annual Base Salary shall be reviewed and increased solely in the discretion of the Company's Compensation Committee. The Company shall not decrease Polke's Annual Base Salary during the Term of Employment.


                     (b) Bonus. During the Term of Employment, at the end of each fiscal year, Polke shall receive an annual bonus in the amount of 60% of his Annual Base Salary upon the Company's achievement of budget, such budget objectives to be determined by the Company's Compensation Committee in its sole discretion exercised in good-faith, after




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consultation with management. In the event that Polke's bonus for the fiscal year ending December 31, 2000 is less than $67,500, the Company will make a payment to Polke equal to $67,500 less the bonus received by Polke (the "2000 Bonus"). If a Change of Control (as hereinafter defined) occurs during the first year of this Agreement, the entire bonus target for the year shall be paid. Subject to the foregoing, the annual bonus shall be paid in accordance with the Company's existing practices.

                     (c) Benefits. During the Term of Employment, the Company will provide Polke with fringe benefits, perquisites and other benefits of employment equivalent to the fringe benefits, perquisites and other benefits that are being provided to other senior executives of the Company.

                     (d) Business Expenses and Travel. Polke shall be entitled to reimbursement from the Company for all reasonable expenses incurred by him in performing his services hereunder, provided that such expenses are incurred and accounted for in accordance with Company policy.

                     (e) Legal Fees. The Company shall reimburse Polke for the legal fees incurred in connection with this Agreement in the maximum amount of $5,000.

                     (f) Equity Interest. Prior to October 31, 2000, Polke shall purchase in the open market the lesser of (i) 37,500 shares of Common Stock of the Company or (ii) shares of Common Stock of the Company having an aggregate purchase price (including commissions) totaling $125,000. In addition, upon the execution of this Agreement, Polke shall receive options pursuant to the Company's 1994 Stock Option Plan (a copy of which Polke acknowledges has been previously provided to him) to purchase an additional 155,000 shares of the Company's common stock as follows:



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                         (a) 78,000 shares at Market;

                         (b) 38,000 shares at an exercise price of $5.00 per
                             share; and

                         (c) 39,000 shares at an exercise price of $7.50 per
                             share.

For purposes hereof, "Market" shall mean the average closing price of the Company's Common Stock on the five (5) trading days immediately prior to the Effective Date. Each tranche of options set forth above shall vest and become exercisable in accordance with the Company's Stock Option Plan as detailed below:

                    Anniversary Date      % of Each Tranche to Vest
                    ----------------      -------------------------

                          First                     25%
                          Second                    25%
                          Third                     50%

                  All of Polke's options shall expire on the tenth (10th) anniversary of the Effective Date and when vested, shall remain exercisable until the earlier to occur of (i) 30 days after Polke's employment terminates for any reason, including, but not limited to, the expiration of the Term of Employment or (ii) the tenth (10th) anniversary of the Effective Date or until such later exercise date as is permitted under the provisions of the Company's 1994 Stock Option Plan.

                  In the event of a Change in Control, all of Polke's outstanding but unvested options will become immediately vested and exercisable.

                  For purposes hereof Change in Control shall mean:

                                    (i) The acquisition (other than (i) from the
Company or (ii) by Apollo (as hereinafter defined)) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act, excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries, of beneficial


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ownership (within the meaning of Rule 17d-3 promulgated under the 1934 Act) of
50% or more of either the then outstanding shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                                    (ii) Individuals who, as of the Effective
Date constitute the Board (as of such date, the "Incumbent Board"), cease to constitute at least a majority of the Board as a result of an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (a "Proxy Vote"); provided, that any person becoming a director subsequent to the first anniversary of the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than as a result of a Proxy Vote) shall be considered as though such person were a member of the Incumbent Board; or

                                    (iii) Approval by the stockholders of the
Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, and, as a result of any of these transactions, Apollo ceases to be the largest shareholder of the reorganized, merged or consolidated company or ceases to own at least 20% of the remaining outstanding shares of the reorganized, merged or consolidated company; or

                                    (iv) Approval by the stockholders of the
Company of a sale of all or substantially all of the assets of the Company; or



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                                    (v) Approval by the stockholders of the
Company of a liquidation or dissolution of the Company and, as a result of either of these transactions, Apollo ceases to be the largest shareholder of the Company, in each case, unless the transaction was approved by a majority of the directors then comprising the Incumbent Board.

                     For purposes of the definition of "Change of Control", the term "Apollo" shall mean Apollo Advisors, L.P., Lion Advisors, L.P., Artemis America Partnership and any entity that controls, is controlled by or is under common control with Apollo Advisors, L.P. Lion Advisors, L.P., and Artemis America Partnership, including accounts under common management.

                     5. Termination.

                        (a) Disability. If, as a result of the incapacity of Polke due to physical or mental illness, Polke is unable to perform substantially and continuously the duties assigned to him hereunder, for a period of three (3) consecutive months or for a non-consecutive period of nine
(9) months during any eighteen (18) month period during the Term of Employment, the Company may terminate his employment for "Disability" upon thirty (30) days prior written notice to Polke.

                        (b) Death. Polke's employment shall terminate immediately upon the death of Polke.

                        (c) Cause. The Company shall be entitled to terminate Polke's employment for "Cause." Such termination shall not become effective until five (5) business days after the Company delivers such notice of termination to Polke by hand delivery (during such five-day period, the Company shall be entitled to direct Polke to leave the Company's



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premises and not report to work). Termination by the Company of the employment of Polke for "Cause" shall mean termination based upon (i) the willful refusal by Polke to follow lawful directions consistent with his responsibilities hereunder communicated to him by the Company's Board of Directors; (ii) a repeated and willful refusal by Polke to follow a lawful directive of the Chief Executive Officer consistent with his responsibilities hereunder; (iii) the engaging by Polke in conduct which is materially injurious to the Company, monetarily or otherwise (except for actions undertaken by Polke in good faith and consistent with his responsibilities hereunder); (iv) a conviction of, a plea of nolo contendere, a plea or confession by Polke to, or commission of an act involving, an act of fraud, misappropriation or embezzlement or to a felony;
(v) Polke's habitual drunkenness or use of illegal substances; (vi) a material breach by Polke of this Agreement; (vii) an act of gross neglect or gross misconduct by Polke which the Company's Board of Directors reasonably and in good faith deems to be good and sufficient cause; or (viii) Polke's breach of any of the representations set forth in Paragraph 3 of this Agreement.

                        (d) Termination Without Cause. The Company shall have the right to terminate Polke's employment without cause at any time. Such termination shall not become effective until five (5) business days after the Company delivers such notice of termination to Polke by hand delivery (during such five-day period, the Company shall be entitled to direct Polke to leave the Company's premises and not report to work).

                        (e) Good Reason. Polke shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, Good Reason shall mean (i) a material breach of this Agreement by the Company; (ii) the material reduction in Polke's responsibilities; (iii) a reduction in Polke's Annual Base Salary; (iv) a reduction in Polke's title; or (v) the requirement, after a Change of Control (as defined in this Agreement), that Polke move his



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principal place of business more than fifty (50) miles from the location of his principal place of business at the time immediately prior to the Change of Control, provided that Polke works for a transition period of six (6) months following the Change of Control.

                     6. Compensation Upon Termination or During Disability.

                        (a) Disability. During any period that Polke fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness (the "Disability Period"), Polke shall continue to receive his then current Annual Base Salary, less any compensation payable to Polke under the applicable disability insurance plan of the Company during such period and shall continue to be provided with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) until his employment is terminated pursuant to Paragraph 5(a) hereof. Thereafter, or in the event Polke's employment shall be terminated by reason of his death, Polke shall be entitled to receive (i) (a) his pro-rated annual bonus for the fiscal year in which his employment terminates to the extent the Company achieves budget for such year or
(b) a pro-rated portion of his 2000 Bonus in the event his employment is terminated prior to December 31, 2000, (ii) those benefits provided under the Company's disability insurance program then in effect in accordance with the terms of such program, and (iii) such other benefits to which Polke may be entitled by law or pursuant to the terms of the Company's benefit plans. Thereafter, the Company shall have no further obligation to Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's termination and with respect to the exercise of his stock options under Paragraph 4(f).

                        (b) Death. Upon Polke's death, Polke's estate shall be entitled to his pro-rated annual bonus in the year of his death to the extent that the Company achieves budget for such year or a pro-rated portion of his 2000 Bonus in the event his death occurs prior to




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December 31, 2000. Thereafter, the Company shall have no further obligation to
Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's death and with respect to the exercise of his stock options under Paragraph 4(f).

                        (c) Cause. If Polke's employment shall be terminated by the Company for "Cause" as defined in Paragraph 5(c) of this Agreement, the Company shall continue to pay Polke his then current Annual Base Salary and provide him with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) through the date of termination of Polke's employment. Thereafter, the Company shall have no further obligation to Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's termination and with respect to the exercise of his stock options under Paragraph 4(f).

                        (d) Termination Without Cause by the Company. If the Company terminates Polke's employment with the Company pursuant to Paragraph 5(d) of this Agreement, the Company shall pay Polke (i) his then current Annual Base Salary for a period of eighteen (18) months from the date of termination of Polke's employment (the "Severance Period"), (ii) (a) his pro-rated bonus for the fiscal year in which his employment terminates to the extent the Company achieves budget for such year or (b) a pro-rated portion of his 2000 Bonus in the event his employment is terminated prior to December 31, 2000, and (iii) during the eighteen (18) month Severance Period, the Company shall continue to provide Polke with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) of this Agreement. Thereafter, the Company shall have no further obligation to Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's termination and with respect to the exercise of his stock options under Paragraph 4(f).



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                        (e) Good Reason. In the event that Polke terminates his
employment for Good Reason pursuant to Paragraph 5(e) of the Agreement, the Company shall pay Polke (i) his then current Annual Base Salary during the eighteen (18) month Severance Period, (ii) (a) his pro-rated bonus for the fiscal year in which his employment terminates to the extent the Company achieves budget for such year or (b) a pro-rated portion of his 2000 Bonus in the event his employment is terminated prior to December 31, 2000, and (iii) during the eighteen (18) month Severance Period, the Company shall continue to provide Polke with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) of this Agreement. Thereafter, the Company shall have no further obligation to Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's termination and with respect to the exercise of his stock options under Paragraph 4(f).

                        (f) Expiration of this Agreement. In the event that the Company objects to an extension of the Term of Employment, and Polke continues to work until the Term of Employment expires, the Company shall pay Polke his then current Annual Base Salary for a period of twelve (12) months from the date of termination of Polke's employment and during such period, the Company shall continue to provide Polke with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) of this Agreement. In addition, in the event that this Agreement expires during any portion of a fiscal year, Polke shall be entitled to receive a pro-rated bonus for such fiscal year, provided that the Company achieves budget for such fiscal year. Notwithstanding the foregoing, if the Company objects to an extension of the Term of Employment in conjunction with or following a Change of Control (as defined in this Agreement) and Polke continues to work until the Term of Employment expires, the Company shall pay Polke (i) his then current Annual Base Salary during the eighteen (18) month



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Severance Period, (ii) his pro-rated bonus for the fiscal year in which his employment terminates to the extent the Company achieves budget for such year, and (iii) during the eighteen (18) month Severance Period, the Company shall continue to provide Polke with fringe benefits, perquisites and other benefits as set forth in Paragraph 4(c) of this Agreement. Thereafter, the Company shall have no further obligation to Polke under this Agreement, except with respect to expenses incurred under Paragraph 4(d) prior to Polke's termination and with respect to the exercise of his stock options under Paragraph 4(f).

                     7. Confidentiality and Restrictive Covenants.

                        (a) Polke acknowledges that:

                            (i) the business in which the Company is engaged is
intensely competitive and that his employment by the Company will require that he have access to and knowledge of confidential information of the Company, including, but not limited to, certain/all of the Company's plans for creation, acquisition or disposition of products, expansion plans, financial status and plans, products, improvements, formulas, designs or styles, method of distribution, customer lists, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company's business (collectively, "Confidential Information");

                            (ii) the direct or indirect disclosure of any
Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company's business;

                            (iii) by his training, experience and expertise,
Polke's services to the Company will be special and unique; and




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                            (iv) if Polke leaves the Company's employ to work
for a competitive business, in any capacity, it would cause the Company irreparable harm.

                        (b) Covenant Against Disclosure. Polke therefore covenants and agrees that all Confidential Information relating to the business products and services of the Company, any subsidiary, affiliate or customer shall be and remain the sole property and confidential business information of the Company, free of any rights of Polke. Polke further agrees not to make any use of the Confidential Information or disclose Confidential Information to third parties except in the performance of his duties hereunder or with the prior written consent of the Company. The obligations of Polke under this Paragraph 7 shall survive any termination of this Agreement. Polke agrees that, upon any termination of his employment with the Company, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Polke or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

                        (c) Non-competition. Polke agrees that, during the Term of Employment and for a period of eighteen (18) months following the termination of employment for any reason (including, without limitation, the expiration of this Agreement), Polke will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, consultant, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with any business conducted by the Company or any of its subsidiaries or affiliates either by (i) selling products to customers of the Company that are similar to the



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products sold by the Company; (ii) selling casual or dress footwear or apparel generally; (iii) operating similar retail operations engaged in the sale of footwear or apparel; or (iv) otherwise competing in a competitive business. Polke's ownership of securities of a public company engaged in competition with the Company not in excess of five (5) percent of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 7.

                        (d) Further Covenant. Until the date which is two (2) years after the date of the termination of Polke's employment hereunder for any reason, Polke will not, directly or indirectly, take any of the following actions, and, to the extent Polke owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, Polke will use his best efforts to ensure that such business does not take any of the following actions:

                            (i) persuade or attempt to persuade any customer of
the Company to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business it does with the Company or any of its subsidiaries or affiliates;

                            (ii) solicit for himself or any entity the business
of a customer of the Company or any of its subsidiaries or affiliates, or solicit any business which was a customer of the Company or any of its subsidiaries or affiliates within six months prior to the termination of Polke's employment; and

                            (iii) persuade, attempt to persuade or hire any
employee of the Company or any of its subsidiaries or affiliates or any individual who was an employee of the Company or any of its subsidiaries or affiliates during the two (2) years prior to Polke's termination of employment, to leave the employ of the Company or any of its subsidiaries or affiliates.


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                     8. Intellectual Property. Polke hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information made, developed or created by Polke (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries or affiliates, shall be the Company's exclusive property as against Polke, and Polke shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid and shall promptly and fully disclose to the Board of Directors all material improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets, and other proprietary information made, developed or created by Polke.

                     Polke shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights of the Company with respect to such inventions as are to be in the Company's exclusive property as against Polke under this Paragraph 8 or to vest in the Company title to such inventions as against Polke, the expense of securing any such patent or copyright, to be borne by the Company.

                     9. Breach by Polke. Both parties recognize that the services to be rendered under this Agreement by Polke are special, unique and extraordinary in character, and that in the event of a breach by Polke of the terms and conditions of Paragraphs 7 or 8 to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in



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any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Polke. Without limiting the generality of the foregoing, the parties acknowledge that a breach by Polke of his obligations under Paragraph 7 or 8 would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to injunctive relief with respect thereto.

                     10. Miscellaneous.

                         (a) Successors; Binding Agreement. This Agreement and
the obligations of the Company hereunder and all rights of Polke hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of Polke hereunder are personal to Polke and may not be delegated or assigned by him.

                         (b) Notice. All notices of termination and other
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:


                         If to the Company:

                              The Florsheim Group
                              200 North LaSalle
                              Chicago, Illinois 60601
                              Attention: Peter Corritori



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                         If to Polke:

                              Mr. Thomas Polke
                              12326 Mackinac Road
                              Lockport, IL 60441

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

                        (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof.

                        (d) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                        (e) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.


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                        (f) Counterparts. This Agreement may be executed in
several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                        (g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter. This Agreement may not be modified except by a writing signed by each of the parties hereto and referring specifically to the provision or provisions intended to be affected.

                        (h) Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

                  IN WITNESS WHEREOF, the Company and Polke have executed this Agreement as of the date first written above.



THOMAS POLKE                               FLORSHEIM GROUP, INC.


/s/ Thomas Polke                           By: /s/ Peter P. Corritori Jr.
----------------------                        ----------------------------------
                                              Name: Peter P. Corritori Jr.
                                              Title: CEO



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